EXHIBIT 10.15 - INCENTIVE COMPENSATION PLAN

The Company's Incentive Compensation Plan, as it applies to executive officers, provides that an amount equal to 4% of earnings before income taxes in excess of a 10% return on the Company's net worth plus 4% of earnings before income taxes in excess of a 20% return on the Company's net worth is available to the Management Development and Compensation Committee to make incentive compensation payments. The distributable amount may be modified by the Committee in circumstances it views as appropriate (e.g., when the Company incurs an unusual gain or loss). Using both financial and nonfinancial criteria to measure performance, the Committee determines the amount to be awarded to the Chief Executive Officer and, based on his recommendations and their evaluation, to each other executive officer.



































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